Exhibit 99-2

Cellceutix Files Patent Application For Its Cancer Compound

BEVERLY, Mass.--(BUSINESS WIRE)--Cellceutix Corporation (OTCBB: CTIX), today announced it has filed a U.S. patent application covering pharmaceutical formulations of a compound referred to as Kevetrin™ and many novel compounds having similar structures to Kevetrin.  These structures cover a large number of compounds that Cellceutix can look at as possible drug development candidates. The application covers the use of Kevetrin™ and the other compounds in various areas, including cancers.  Cellceutix plans to file in other countries within a year of the U.S. filing.

George Evans, CEO stated: “This is a very exciting time for Cellceutix. The compounds covered by this patent application are structurally very different from anti-cancer agents currently on the market. Quite frankly, it took us longer than we expected to file this patent application due to the additional compounds that presented themselves as Kevetrin™ related structures.  The result is a patent with new and expanded claims that will provide a strong intellectual property base for Kevetrin and a large portfolio of possible compounds for future development.  In the meantime, we've been doing some very interesting experiments with Kevetrin and with our psoriasis candidate, KM-133.  We anticipate announcing study results over the coming weeks."

About Cellceutix

Cellceutix is a preclinical cancer and anti-inflammatory drug developer. It owns the rights to six drug compounds, including Kevetrin, which it is developing as a treatment for certain cancers, and KM-133, which it is developing for psoriasis. Cellceutix is led by CEO George Evans, JD, MBA, formerly with Pfizer (NYSE: PFE), and its President, Dr. Krishna Menon, RCM, PhD, VMD, formerly with Eli Lilly (NYSE: LLY)This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Cellceutix Corporation operates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Cellceutix‘s actual results to be materially different from any future results expressed or implied by these statements. Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Cellceutix can successfully implement its core business strategy and improve future earnings.

The factors that may cause Cellceutix‘s actual results to differ from its forward-looking statements include: Our current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Our ability to implement new product development and commercialization, enter into clinical trials, expand the intellectual property portfolio, and receive regulatory approvals in a timely and cost-effrctive manner. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in our SEC filings, including our quarterly reports on Form 1O-Q and annual report on Form 10-K

Contacts
Investor relations
Leo Ehrlich, Chief Financial Officer
978-633-3623, leo@cellceutix.com